                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                BAYLAKE CORP.
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                                BAYLAKE CORP.
- - -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    (5) Total fee paid:

- - --------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

    (3) Filing party:

- - --------------------------------------------------------------------------------

    (4) Date filed:

- - --------------------------------------------------------------------------------

                                 April 27, 1995



Dear Baylake Shareholder:

         You are invited to attend the Annual Meeting of Shareholders of Baylake Corp. to be held on Saturday, June 3, 1995, at the Cornerstone Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin. The Annual Meeting will begin at 10:00 a.m..

         At the Annual Meeting, you will be asked to elect four (4) directors in Class I, whose term will expire in 1998, and consideration of any other matter which may properly come before the meeting.

         To assure that your shares are represented in voting on these very important matters, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you do attend, you may revoke your proxy and vote your shares in person at the Annual Meeting.

         The attached Request Form should be completed by you ONLY if you plan to attend the meeting. Upon receipt of the form, we will send you an Entrance Card which is to be presented to us when you attend the meeting. Please return the form by May 10th to allow us to make proper accommodations for those attending the meeting.

         If you require assistance, please contact Stephen A. Kase at Baylake at (414) 743-5551.

                                 Very truly yours,

                                 Thomas L. Herlache,
                                 President




                           REQUEST FOR ENTRANCE CARD

     If you plan to attend the Annual Meeting, please complete and return in the proxy envelope.


                 NAME: _________________________________

                 ADDRESS: ______________________________

                                 BAYLAKE CORP.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 1995





To the Shareholders of Baylake Corp.:

         NOTICE is hereby given that the Annual Meeting of the shareholders of Baylake Corp., a Wisconsin corporation ("Baylake"), will be held at the Cornerstone Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin on Saturday, June 3, 1995, at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

         1. Election of four (4) directors of Class I, whose terms will expire in 1998;

         2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on April 20, 1995, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                          By order of the Board of Directors,



                                          Daniel F. Maggle, Secretary




April 27, 1995
Sturgeon Bay, Wisconsin

                            PROXY FOR BAYLAKE CORP.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 3, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Thomas L. Herlache and William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held on record by the undersigned on April 20, 1995 at the Annual Meeting of shareholders to be held on June 3, 1995, or any adjournment thereof.

ELECTION OF DIRECTORS - Nominees for Class I of the Board of Directors are:

    Ivan Bissen    John W. Bunda     L. George Evenson     Thomas L. Herlache

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the name of the nominee in the list stated above.)

1.   Election of Directors: Vote for all names above  _________________________
                            Vote for all above, except those crossed out ______ Withhold vote for all names above _________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting:

         THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL NUMBER ONE AND TWO.

         Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, personal representative, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by the President or other such authorized officer. If a partnership, please sign in the partnership name by an authorized person.


Dated:                            , 1995.




Signature                                     Signature, if jointly held


     PLEASE MARK, SIGN, DATE AND THEN RETURN THE PROXY PROMPTLY, USING THE
                    ENCLOSED ENVELOPE FOR YOUR CONVENIENCE.


                                (ADDRESS LABEL)

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                 BAYLAKE CORP.

                                 -------------

         This Proxy Statement is being furnished to the shareholders of Baylake Corp. ("Baylake") in connection with the solicitation of proxies on behalf of Baylake's Board of Directors to be voted at the Annual Meeting of Baylake Shareholders to be held at 10:00 a.m., local time, on June 3, 1995, at the Cornerstone Conference Center, 222 North Third Avenue, Sturgeon Bay, Wisconsin, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are being mailed to the shareholders on or about April 27, 1995.

         At the Annual Meeting, Baylake shareholders will be asked to elect four (4) directors to serve as Class I directors, whose terms as directors will expire in 1998. The Baylake Board of Directors does not intend to present any other matters before the Annual Meeting. Presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake Common for any matter constitutes a quorum for all matters to be considered at the Annual Meeting. Absentations and broker non-votes are counted for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and ballots, and will count all votes and ballots. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake's charter documents and any other requirements applicable to the matters to be voted upon. Each shareholder of record of Baylake Common at the close of business on April 20, 1995, will be entitled to one vote for each share of Baylake Common registered in such shareholder's name. At that date there were 2,452,137 shares of Baylake Common issued and outstanding, all of which are entitled to vote.

         Shares represented at the Annual Meeting by properly executed proxy will be voted in accordance with the specifications made on the proxy. Unless otherwise directed, proxies will be voted FOR the election of the named individuals in Class I. If any of the nominees would decline or be unable to act, which eventuality is not foreseen, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

         Directors are elected by a plurality of the votes cast by holders of Baylake Common entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

         Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the secretary of Baylake, by giving oral notice to the presiding officer during the Annual Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Annual Meeting will not in and of itself constitute revocation of a proxy.

         The expense of preparing, printing and mailing this Proxy Statement and the solicitation of proxies will be borne by Baylake. In addition to solicitation by mail, directors, officers and employees of Baylake may solicit proxies by telephone, facsimile transmission or personal contact, but will receive no additional compensation for such services.

         Baylake shareholders of record or beneficially on April 20, 1995 may obtain a copy (without exhibits) of Baylake's (i) Annual Report on Form 10-K, as amended, for the year ended December 31, 1994, and (ii) Quarterly Report on Form 10-Q, for the three months ended March 31, 1995, without charge, upon the written request of such person to: Steven Jennerjohn, Chief Financial Officer, Baylake Corp., 217 N. Fourth Avenue, P.O. Box 9, Sturgeon Bay, WI 54235.


                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

           THE BOARD OF DIRECTORS OF BAYLAKE UNANIMOUSLY RECOMMENDS:

            a vote FOR each of the nominees for Class I director,

         AS THE BOARD BELIEVES SUCH ACTION TO BE IN THE BEST INTERESTS
                        OF BAYLAKE AND ITS SHAREHOLDERS

Election of Directors

         The Bylaws of Baylake provide for classification of the Board of Directors into three classes as nearly equal in number as practicable, each to serve staggered three-year terms, with the term of one class expiring each year. The Bylaws also provide that the Board may consist of not less than five
(5) nor more than seventeen (17) directors as shall be determined from year to year by the shareholders. The Board of Directors currently consists of fourteen (14) directors, including five (5) Class I directors, whose terms expire in 1995, four (4) Class II directors whose terms expire in 1996, and five (5) Class III directors whose terms expire in 1997. One of the Class I directors, Roger Miller, has recently announced that he will not stand for re-election, after having served as a director since 1977. The Board of Directors has nominated the four (4) individuals named below for election as directors of Class I, to serve for terms expiring at the 1998 Annual Meeting of Shareholders and upon the election of their successors. All of the nominees are currently directors of Baylake.

         The following also sets forth information as to current directors of Baylake who will serve as directors for the indicated terms. Except as otherwise indicated, each of the directors has been employed in such director's current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank.

         Nominees for Election as Class I Directors for Term Expiring in 1998:

                                              PRINCIPAL OCCUPATION AND              DIRECTOR
         NAME AND AGE                           BUSINESS EXPERIENCE                   SINCE
         ------------                         --------------------------            --------
         Ivan Bissen (56)                     Owner of Bissen Co, Ltd.                 1987
         (2)(5)                               (excavating and asphalt paving)




         John W. Bunda (60)                   Owner and manager of Bunda's Hutch      1972
         (3)                                  (retail clothing) and Bunda drug
                                              (retail sales)

         L. George Evenson (66)               Retired; formerly, Dairy Farmer         1978
         (1)(4)                               (1949-1993)

         Thomas L. Herlache (52)              President, Chief Executive Officer and; 1970
         (1)(2)(4)                            Vice Chairman of Baylake; President,
                                              Chief Executive Officer, Vice Chairman
                                              and Trust Officer of Baylake Bank

Continuing Class II Directors Whose Term Expires in 1996:

                                              PRINCIPAL OCCUPATION AND               DIRECTOR
         NAME AND AGE                           BUSINESS EXPERIENCE                    SINCE
         ------------                         --------------------------             ---------

         John D. Collins (64)                 Owner of C&S Manufacturing              1979
         (2)                                  (metal production)

         George Delveaux, Jr. (52)            Dairy Farmer                            1981
         (3)

         Glenn Miller (64)                    Senior Vice President and Co-Owner of   1983
         (2)(4)                               Sturgeon Bay Yacht Harbor;  Co-Owner
                                              of Ephraim Yacht Harbor

         Ellsworth L. Peterson (71)           Chairman of the Board of Directors of   1965
         (1)(4)(5)                            Baylake and Baylake Bank;  President of
                                              Peterson Builders, Inc. (shipbuilding)

Continuing Class III Directors Whose Term Expires in 1997:

                                              PRINCIPAL OCCUPATION AND               DIRECTOR
         NAME AND AGE                           BUSINESS EXPERIENCE                    SINCE
         ------------                         --------------------------             ---------

         Ronald D. Berg (60)                  Senior Vice President of Baylake Bank   1979
         (1)(3)

         Marie Bertschinger (67)              Management of Alpine, Inc.              1979
         (2)(3)                               (resort)

         Richard A. Braun (52)                President, Chief Executive Officer      1994
         (1)                                  of Baylake Bank - Kewaunee (f/k/a
                                              State Bank of Kewaunee); President
                                              of Kewaunee County Banc-Shares, Inc.



         Ruth Nelson (60)                     General Manager of Ephraim Shores          1983
         (1)(5)                               (motel and restaurant)

         William C. Parsons (58)              President of Palmer Johnson Enterprises    1979
         (1)(3)(4)                            (shipbuilding and marine components)

(1) Member of the Executive Committee, which reviews the financial, administrative and regulatory, activities of Baylake and Baylake Bank. It is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a weekly basis (except for the third Tuesday of each month), and held 33 meetings during 1994.

(2) Member of the Director Loan Committee which reviews certain loan transactions of Baylake Bank. This committee generally meets on a weekly basis, and held 52 meetings during 1994.

(3) Member of the Audit and Legal Committee which reviews financial and legal matters of Baylake and held 12 meetings in 1994.

(4) Member of the Salary and Compensation Committee, which reviews the personnel policies and annual compensation levels of Baylake Bank. Officers and employees of Baylake receive no separate compensation, as all compensation is paid by Baylake Bank. This committee held 1 meeting during 1994.

(5) Member of the Non-Bank Services Committee, which reviews the functions and administration of the trust and financial services departments of Baylake Bank and Baylake's non-bank subsidiaries. This committee meets on a monthly basis, and held 12 meetings during 1994.

Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which such directors served, during 1994, with the exceptions of John W. Bunda attending 71% and William C. Parsons attending 61%. Baylake does not have any nominating committee.

         Ruth Nelson is the sister of Thomas L. Herlache, and Roger Miller is the uncle of Michael J. Gilson, Vice President - Commercial Division of Baylake Bank.

Ownership of Baylake Common

         The table below sets forth information regarding the beneficial ownership of Baylake Common as of April 20, 1995 by each director and nominee for director (including the named executive officer in the Summary Compensation Table below) and by all executive officers and directors as a group. Such information, including addresses, is also given for all persons who are known to Baylake to beneficially own more than 5% of the outstanding shares of Baylake Common as of such date.

         Name (1)                             Number of Shares        Percent
         ----------------------------         ----------------        -------

         Ellsworth L. Peterson                222,935                  9.09%
           55 Utopia Circle
           Sturgeon Bay, WI  54235

         Thomas L. Herlache                   36,017(2)                1.45%


      Ronald D. Berg                          3,770                     *

      Marie Bertschinger                      48,681                   1.99%

      Ivan Bissen                             15,111                    *

      Richard A. Braun                        25,104                   1.02%

      John W. Bunda                           8,133                     *

      John D. Collins                         19,059                    *

      George Delveaux, Jr.                    454                       *

      L. George Evenson                       2,987                     *

      Glenn Miller                            2,304                     *

      Roger Miller                            4,245                     *

      Ruth Nelson                             37,821                    1.54%

      William C. Parsons                      27,688                    1.13%

      All executive officers and directors    463,143(3)                18.89%
        as a group (17) persons

      Oliver Ulvilden                         138,645                   5.66%
        P.O. Box 189
        Ephraim, WI  54211

- - ---------------
         * Less than 1%

         (1) Includes any shares held by, jointly with, or in trust for the benefit of, spouse and dependent children. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

         (2) Includes options to purchase 4,800 shares exercisable currently or within 60 days of the date hereof.

         (3) Includes options to purchase aggregate of 8,800 shares exercisable currently or within 60 days of the date hereof.

Directors' Fees and Benefits

         Directors of Baylake or Baylake Bank are paid $300 for each general board meeting attended, and $100 for each board meeting which is not attended. Member of any of the identified committees also receive $100 for each committee meeting attended.

         Baylake also has deferred compensation agreements with certain of its directors, including Marie Bertschinger, Ivan Bissen, John W. Bunda, George Delveaux, Jr., L. George Evenson, Ruth Nelson, William C. Parsons and Ellsworth
L. Peterson. Under these agreements, participating directors may elect to defer their annual directors' fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains policies of insurance to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

         Baylake and Ronald D. Berg have entered into an Agreement for Early Retirement, dated January 1, 1993, pursuant to which Mr. Berg will phase into full retirement by July 31, 1996. Mr. Berg will be considered "semi-retired" from January 31, 1993 through July 31, 1996, although during that time he will retain the title of Senior Vice President of Baylake Bank and nomination for a seat on the Board of Directors of Baylake and Baylake Bank, as well as positions as a representative of Baylake Bank on boards and committees of various civic and community organization. Under the agreement, Mr. Berg will receive minimum annual compensation of $89,000, payable in monthly installments through January 31, 1994, and $62,000, from February 1, 1994 through July 31, 1996, plus full benefits. At full retirement on July 31, 1996, Mr. Berg will receive cumulative, integrated benefits (including those of social security benefits and personal retirement savings plans) to equal an estimated $62,000 per year during his lifetime. In 1994, Mr. Berg received total benefits under the Agreement for Early Retirement equal to $76,031, consisting of salary, bonus, deferred compensation and retirement benefits.

         As a result of its acquisition by merger of Kewaunee County Banc-Shares, Inc. in August 1994, Baylake became subject to a certain Deferred Compensation Agreement for Richard A. Braun, the current President and Chief Executive Officer of Baylake Bank - Kewaunee. The Deferred Compensation Agreement provides for annual payments of $51,286 during Mr. Braun's lifetime. Baylake has elected to fund this future obligation by purchasing an annuity in late 1994 for $633,534.

Executive Compensation

         Compensation Summary. The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer of Baylake. No other executive officers of Baylake and/or Baylake Bank received total annual salary and bonus exceeding $100,000 for fiscal year 1994.

                                                                  SUMMARY COMPENSATION TABLE
                                                                    ANNUAL COMPENSATION(6)
                                                                 ----------------------------

                                                                 Options/         All other
Name and Principal                     Salary        Bonus       SARs           Compensation
      Position                 Year    ($)(1)        ($)(2)      (#)(3)            ($)(4)
- - ----------------------         ----    ------        ------      ------         -------------

Thomas L. Herlache             1994    172,120(5)    12,644        8,000           7,250
  President and Chief          1993    152,040(5)    23,375        8,000           6,577
  Executive Officer            1992    152,570       26,280           0            7,556

(1) The salary amount set forth include base salaries, directors' fees and employee contributions made to the account of the named executive officer pursuant to the Baylake Bank's 401(k) Plan.

(2) Consists of bonuses earned during the year indicated pursuant to Baylake Bank's Pay-for-Performance Program and prior bonus plans, which amount were paid as soon as practicable in the following year. See "Board of Directors/Compensation Committee Report on Management Compensation -- Year-end Bonuses" below for more detailed information.

(3) Consists solely of non-qualified stock options granted to the named executive officer under Baylake's 1993 Stock Option Plan.

(4) Consists of employer matching and other contributions made to the account of the named executive officer under Baylake Bank's 401(k) Plan.

(5) Includes annual compensation deferred at Mr. Herlache's election pursuant to the Thomas L. Herlache Deferred Compensation Plan, under which Mr. Herlache may defer a portion of his annual compensation in an amount equal to the greater of $20,500 or 15.6% of his base salary. Amounts deferred are held in a rabbi trust for the benefit of Mr. Herlache.

(6) Although the named individual received perquisited or other personal benefits in the years shown, in accordance with SEC regulations the value of these benefits is not shown because they did not in the aggregate exceed 10% of the individual's salary and bonus in any year.

         Mr. Herlache also has a Preferred Compensation Agreement with Baylake Bank under which Mr. Herlache is entitled to receive a minimum cash benefit of $20,000 per year (payable in monthly installments) upon his death, disability or retirement at age 65. Such payment will be made for a period of at least ten years. If Mr. Herlache decides to retire before age 65, he will be entitled to reduced annual benefits (with the reduction equal to 6.5% multiplied by the difference between his age at early retirement and age 65); however, Mr. Herlache will not be entitled to any such benefits upon retirement prior to age 65.

         Stock Options. The following tables set forth certain information concerning grants of options to purchase Baylake Common made to the named executive officer during 1994 and the number and value of options outstanding at the end of 1994 for the named executive officer. No options were exercised by the named executive officer during 1994.

                                                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                              Individual Grants(1)

                                                                                                   Potential Realizable
                                      Percent of                                                     Value at Assumed
                                    Total Options/                                                 Annual Rates of Stock
                      Options/       SARs Granted      Exercise      Market Price                   Price Appreciation
                        SARs        to Employees       or Base        at Date         Expiration     For Option Term
Name                 Granted(#)     in Fiscal Year    Price($/sh)     of Grant         Date        5%($)        10%($)
- - ----                 ----------     --------------    -----------     --------        ---------    -----        ------

Thomas L. Herlache      8,000       22.2%               $28.50        $28.50          1/3/04        143,388    363,373


- - -------------------
(1) Consists entirely of non-qualified stock option granted pursuant to Baylake's 1993 Stock Option

         Plan. All options granted after April 30, 1993 have and will have exercise prices equal to 100% of the fair market value of the Baylake Common on the date of grant. The options granted to date become exercisable 20% per year, commencing one year from date of grant.

                                               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                  Number of Unexercised                   Value of Unexercised
                                  Options/SARs at Fiscal                In-the-Money Options/SARs
                                      Year-End (#)                       at Fiscal Year-End ($)(2)
                                  ---------------------                 --------------------------

         Name                 Exercisable       Unexercisable           Exercisable      Unexercisable
         ----                 -----------       -------------           -----------      -------------
Thomas L. Herlache               1,600             14,400                 32,800           179,200

- - --------------------

(1) Consists entirely of non-qualified stock options; no SARs have been granted or exercised. The named executive officer did not exercise any stock options during 1994.

(2) Calculated assuming market price of Baylake Common at fiscal year-end of $34.50 per share.

Board of Directors/Compensation Committee Report on Management Compensation

         The Board of Directors determines the compensation of Baylake Bank's executive officers, based on the recommendations of the Salary and Compensation Committee (the "Committee). However, with respect to the compensation of Thomas L. Herlache, Baylake Bank's President and Chief Executive Officer, the Board of Directors determined his compensation on its own, generally without any recommendations from the Committee. Directors and committee members who are also executive officers of Baylake Bank do not participate in discussions concerning their compensation. The Board of Directors unanimously adopted the recommendations of the Committee without modifications during the last fiscal year.

         The Committee is comprised of six persons, including four outside directors, Thomas L. Herlache and Sharon Haines, Director of Human Resources. Ms. Haines is substantially responsible for initially formulating the Committee's recommended compensation levels of the salaried employees and executive officers. The Committee generally meets one time during the year to consider compensation levels and make recommendations to the Board. It works with the human resources department which gathers and provides useful information for the Committee's review.

         The general philosophy of the Committee is to offer employees fair and competitive compensation, based on the employee's individual contribution, experience and performance and on Baylake Bank's overall growth and performance. Baylake Bank's executive compensation policies are intended to attract and retain competent management with a balance of short- and long-term considerations and to provide incentives to individuals based upon the Bank's growth and earnings and the attainment of certain goals. The Board of Directors believes that this policy is critical to the long-term success and competitiveness of Baylake.

         In making its executive compensation recommendations for 1994, the Committee considered various factors, including the following: (i) the financial performance of Baylake Bank as a whole on both a short-term and long-term basis (including net income, an increase in deposits and loans, return on average shareholders' equity, and return on average asserts); (ii) with respect to each individual executive officer, the financial performance of that area of Baylake Bank, if any, for which such executive is responsible, including whether or not that area of the Bank achieved its goals for 1994; (iii) the length of service of the executive and an evaluation of the executive's overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate in the case of a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer. The Board of Directors considered substantially similar factors in determining Mr. Herlache's compensation for 1994.

         The main components of Baylake Bank's executive compensation program consist of base salary, a year-end bonus, and stock options, in addition to standard medical, life and disability benefits and a 401(k) profit sharing plan made available to all employees.

         Base Salary. The principal component of executive compensation is base salary. The Committee believes that base salary is most important in retaining highly qualified officers. Accordingly, it reviews compensation surveys and comparisons collected by the human resources department and seeks to recommend salaries at levels above those applicable to other financial institutions and businesses similarly situated on the basis of type, size and community, although the Committee and human resources department do not perform any mathematical calculations or statistical analyses to arrive at any percentile comparison. Salary surveys include both informal surveys conducted by the human resources department with the cooperation of nearby community financial institutions and businesses, and formal financial surveys conducted by independent banking consultants and banking associations.

         In recommending base salary levels for 1994, the Committee (and the Board, as to the salary of Mr. Herlache) considered such factors as growth in net income and earnings per share and return on average assets and average stockholders' equity. With respect to Mr. Herlache's salary in particular, the Board took into account the sustained top performance of Baylake under his leadership as well as Baylake's most recent annual performance. In view of these considerations, the Board and Committee determined that a salary increase for the executive officers ranging from 3.33% to 15.13%, including a salary increase for Mr. Herlache of 10.23%, would be appropriate.

         Year-End Bonuses. The Board of Directors, in conjunction with the Committee, implemented a year-end bonus program, called the "Pay-for-Performance Program," which commenced in 1993. The Pay-for-Performance Program offers incentives to executive officers and other key employees to earn bonuses which are directly dependent on the Bank's performance in numerous select areas and in various divisions. The bonus plans reflect the philosophy of the Board that a significant portion of executive compensation should be related to the financial performance of the Bank.

         The Pay-for-Performance Program is intended to motivate and reward management and other employees by linking bonuses to critical financial performance components of the Bank. Under the Program, key indicators have been identified which are considered by the Board to have an impact on the earnings of Baylake Bank. These indicators include the following: growth in deposit and loan volumes; profit in terms of both net interest margin and fee income; asset quality with respect to loans past due over 60 days and net charge-offs; and productivity measured by net non-interest expense as a percentage of average assets and pre-tax income as a percentage of salary and employee benefits expense. Certain quantitative goals were assigned to each of these indicators (ranging from goal 1 to goal 5), and each indicator was assigned a weighted value based on its perceived influence on earnings. The Board determined that achievement of the maximum goals (goal 5) across all indicators in 1994 should generate at least $2,787,600 in additional pre-tax income, and that the bonus pool should constitute 25% of additional net income attributable to the performance indicators (resulting in a maximum potential bonus pool of approximately $697,000 for 1994). However, it was agreed that no bonuses would be awarded unless Baylake's return on average stockholders' equity for 1994 was at least 13%.

         After determining the bonus pool, a calculation is made as to the size of the bonus pool set forth as a percentage of total salary expense, and each employee is eligible to receive a bonus equal to such percentage multiplied by their base salary. Half of the bonus is guaranteed to them, with the other half constituting an additional pool from which bonuses may be paid depending upon the achievement of qualitative criteria applicable to divisions of the Bank in which such employees are associated. The Board of Directors, however, determined that Mr. Herlache should be entitled to 100% of his bonus based exclusively on the performance indicators and should not be subject to divisional criteria because of his overall supervisory and other significant responsibilities as President and Chief Executive Officer of Baylake and Baylake Bank.

         Based on actual results for 1994 among the various indicators which achieved prescribed goals, a bonus pool of approximately $220,693 was established. The maximum goal (goal 5) was achieved and in fact exceeded in each component of the asset quality and productivity indicators, the loan volume component of the growth indicator (with goal 4 achieved in the deposit volume component), and the fee income component of the profit indicator. The bonus pool amounted to approximately 7.81% of total salaries. Executive officers of Baylake Bank received bonuses ranging from 7.50% to 8.72% of their base salaries (as a result of qualitative criteria affecting the divisions for which they are responsible), with Mr. Herlache receiving a bonus of $12,644 or 8.72% of his base salary.

         Stock Options. In April 1993, the Board of Directors approved Baylake's 1993 Stock Option Plan (the "Option Plan"), which was later approved by the shareholders in June 1993. The Option Plan was established to provide a long-term incentive to the Bank's executive officers and other key employees, to increase the overall value of Baylake in future years. The Board seeks to further motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake's future. The Board also views the Option Plan as a significant component of the Bank's overall compensation package and is a complement to base salary and bonus. The Option Plan also enables the Bank to compensate its officer without having to make any cash payments.


         A total of 200,000 shares of Baylake Common has been reserved for issuance upon exercise of options granted and to be granted under the Option Plan. To date, options to purchase up to 106,000 shares in aggregate have been granted to a total of ten executive officers of the Bank. Options to purchase an additional 36,000 shares were granted in January 1994 and 1995 at an exercise price of $28.50 and $34.50 per share respectively, which approximate the then current market value of the Baylake Common. All options granted in the future will have an exercise price equal to the market value of the Baylake Common at the date of grant. Option grants have been and will be made at or near the current market value so that any value to the executive officer is dependent upon an increase in the market value of the Baylake Common. The options vest over five years (20% per year), commencing one year after date of grant, and expire after 10 years if not exercised.

         The total number of options granted to Baylake Bank's executive officers (including Mr. Herlache) in 1994 was generally based on the Bank's overall improved performance in 1993 as compared to 1992, and the number of options granted on an individual basis took into account the executive officer's relative cash compensation, experience, responsibilities and attribution to the Bank's past and future performance. In 1994, Mr. Herlache was granted options to purchase 8,000 shares of Baylake Common, while other divisional vice presidents were granted options to purchase 4,000 shares and the director of human resources was granted options to purchase 2,000 shares. The additional options granted in 1995 were based on the Bank's performance in 1994, which exceeded its performance in 1993 in all measurable categories, and complemented the bonuses paid to the executive officers.

         MEMBERS OF THE SALARY AND COMPENSATION COMMITTEE:

         L. George Evenson, Sharon Haines (non-director), Thomas L. Herlache, Glenn Miller, William C. Parsons and Ellsworth L. Peterson

Compensation Committee Interlocks and Insider Participation

         As indicated above, Thomas L. Herlache, President and Chief Executive Officer of Baylake and Baylake Bank, and Sharon Haines, Director of Human Resources, serve as members of the Salary and Compensation Committee. Mr. Herlache is a member of the Baylake Board of Directors, although he does not participate on decisions affecting his own compensation. Mr. Herlache is also a director of Alpine, Inc., the organization of which Marie Bertschinger, a director of Baylake, was assistant manager until 1992. Alpine, Inc. does not have a compensation committee, and Mr. Herlache has not otherwise participated in decisions regarding compensation matters for that company.

Performance Graph

         The following graph shows the cumulative stockholder return on the Baylake Common over the last five fiscal years compared to the returns of Standard & Poors 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50"). The KBW 50 is a market-capitalization-weighted index of the market performance of the 50 largest U.S. banks, including all money center and most major regional banks, and is published in various financial and banking literature.




                       Comparison of Five Year Cumulative Return
                       Among S & P index, KBW Bank 50 Bank Index,
                                 and Baylake Corp.

     Measurement Period
   (Fiscal Year Covered)             S & P Index     KBW 50 Bank    Baylake Corp.
   ---------------------             -----------     -----------    -------------
   Measurement Pt - 12/31/89         $100              $100         $100
         FYE 1990                    $96.9             $71.8        $112.1
         FYE 1991                    $126.5            $113.7       $113.4
         FYE 1992                    $136.1            $144.8       $152.0
         FYE 1993                    $149.8            $152.9       $309.5
         FYE 1994                    $151.8            $145.1       $374.6




(1) Assumes $100 invested on December 31, 1989 in Baylake Corp. Common Stock compared to the same amount invested in other funds shown at the same time. Dividends are assumed to be reinvested.

Index            1989       1990       1991       1992       1993       1994
- - ------------------------------------------------------------------------------
Baylake          100.0      112.1      113.4      152.0      309.5      374.6
KBW              100.0      71.8       113.7      144.8      152.9      145.1
S & P 500        100.0      96.9       126.5      136.1      149.8      151.8


Certain Transactions with Management

         Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 1994, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons remain on substantially the same terms including interest rates and collateral, on those prevailing at the time for comparable transactions with other persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

Compliance with Section 16(a) of the Exchange Act

         Under Section 16(a) of the Exchange Act, Baylake's directors and executive officers, and any persons holding more than 10% of the outstanding Baylake Common are required to report their initial ownership of the Baylake Common and any subsequent changes to such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and Baylake is required to disclose in this Proxy Statement/Prospectus any failure to file such reports by these dates during 1994.

         Based upon a review of transactions in Baylake securities and copies of Section 16(a) forms furnished to Baylake, Baylake believes that options granted in 1993 to Thomas L. Herlache, Daniel F. Maggle, Paul C. Wickmann and Steven D. Jennerjohn were not disclosed on Forms 4 on a timely basis, that Richard A. Braun failed to file a Form 3 upon becoming a director of Baylake following its acquisition of Kewaunee County Banc-Shares, and that the exercise of stock options and the subsequent sale of stock by each of Messrs. Maggle and Jennerjohn were not timely reported on Forms 4. Each of these events and transactions have subsequently been reported on Forms 5 filed with the SEC in February 1995.

                                    EXPERTS

         The Board of Directors intends to continue to use the accounting firm of Smith & Gesteland as independent auditors to audit the financial statements of Baylake for 1995. Representatives of Smith & Gesteland are expected to be present at the Baylake Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

         The standing Audit and Legal Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Smith & Gesteland performing independent audit services and other non-audit services. In each case, it was determined that no conflict resulted and that the independence of the auditor was not compromised. Prior authorization was granted by the Committee in each case before any services were performed.

                     FINANCIAL STATEMENTS AND ANNUAL REPORT

         A copy of the 1994 Annual Report to shareholders is enclosed with your proxy materials. The consolidated statements of Baylake are contained in the 1994 Annual Report. However, such report and financial statements contained therein are not to be considered as part of this proxy statement.

Future Shareholder Proposals

         Shareholder proposals must be received by Baylake no later than December 30, 1995 in order to be considered at Baylake's 1996 Annual Meeting of Shareholders.